Exhibit 99.1

WidePoint Corporation

Second Quarter 2014 Earnings Conference

August 14, 2014

Operator:                    Good day and welcome to the WidePoint Corporation Second Quarter 2014 Earnings Conference Call. Today's conference is being recorded.

                                     At this time, I would like to turn the conference over to David Fore of Hayden, IR. Please go ahead, sir.

David Fore:                 Thank you, Operator. Good afternoon all participants in WidePoint's second quarter 2014 financial results conference call. With me today are WidePoint's Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarterly results and Jim will provide additional financial details. Then, we'll open the call to questions from participants.

                                     Before I turn the call to Steve, I'd like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions including without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts are intended to identify forward-looking statements.

                                     These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factor sections of WidePoint's Annual Report on Form 10-K and its quarterly reports on Form 10-Q and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call except as required by law.

                                     I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar for opening remarks.

Steve Komar:             Thank you, David, and good afternoon to all of you that have joined us on our WidePoint Corporation quarterly earnings call this afternoon. We would obviously like to express our appreciation to each of you for your interest in our performance and in the Company's outlook for the future.

                                     First, I am pleased to report that WidePoint posted a strong and improved second quarter featuring an almost 30% growth in revenues from our most recent prior quarter this year, as well as improvement in our gross margins to almost 30% and improving operating and bottom line results versus that same comparable prior quarter.

                                     Jim McCubbin will lead you through the performance measures and statistics during his prepared remarks, but meanwhile I'd like to take several minutes to share with you some of the exciting recent developments that have set the stage for a continuation and acceleration of our most recent operating results.

                                     At our last quarterly call, I referred to the fact that new business development activities were reaching hectic levels and that we were hopeful they would be reflected in future results. Today I can report that revenue for the quarter just ended came in at the high end of our expectations and exceeded the forecast of the analysts who follow us.

                                     Allow me to add serious emphasis by saying that during the second quarter, we experienced over 70 wins and awards, split somewhat evenly between our cyber and mobile communications management key solutions offerings. If we add in more recent activity experienced during the month of July, we have now received new task orders and new contracts and new BPAs with accumulative revenue value exceeding $100 million.

                                     This dramatic increase in backlog and pipeline is an indicator of the revenue strength and growth acceleration we anticipate and will realize in the quarters and years to come.

                                     We've earlier told you that the first half of 2014 would be invested in building the revenue trajectory resulting from our contract and BPA wins over the past 12 months, and while that has been the case, the evidence to support accelerating revenue growth and profitability in the second half and beyond is now quite compelling.

                                     While I’m pleased to report that a substantial portion of these recent wins are the result of our efforts to aggressively market our solutions under the Department of Homeland Security $600 million BPA or blanket purchasing agreement, I’m equally delighted to be able to state that our marketing efforts targeting other government agencies have delivered additional results as well.

                                     Beyond the DHS relationship, we have also been awarded another new five-year BPA within the Department of Health and Human Services or HHS worth up to $47.5 million. Yet other wins involve two additional contracts from US federal law enforcement agencies under the Department of Justice, together worth $28.8 million over five years.

                                     Keep in mind that we are not for one minute taking our eye off the DHS BPA opportunity and we continue to aggressively market our telecommunications mobility solutions and other wrap around mobile communications products and services to the various DHS component agencies and departments through our dedicated sales resources and supplemental alliance relationships.

                                     We fully expect to make additional announcements about new task order wins under this BPA in the course of this current third quarter. On the other end of the spectrum, given the recent contracting successes in this area alone, a portion of our focus must now be centered on timely and efficient rollout and implementation to ensure both customer satisfaction and a rapid revenue realization.

                                     Even though this capability has been a historic strength of our Company, we have already reorganized and optimized several support functions and have been investing heavily in technology and automated enhancements in anticipation of easing and accelerating our implementation process and calendars.

                                     In yet another revenue growth area, we continue to see expanding demand for our managed mobility security solutions and product offerings. In the month of July alone, we received over 30 inquiries from organizations seeking additional information about our cyber related offerings, no doubt drive by what we believe is the urgent need to address cyber and mobility related security concerns throughout the marketplace.

                                     Finally at the same time, the Company has expanded its addressable market opportunity in two additional ways, by leveraging our industry-leading security solutions such as Certificate-on-Device and identity credentialing to penetrate the commercial and other market sectors, as well as by expanding beyond US borders to serve the needs of WidePoint's growing multinational client base via a global reach and support capability.

                                     Before I turn the call over to Jim to discuss our second quarter financial results, I would like to address the drivers for a moment for our growth in the second half of 2014 and for the medium to longer term over the next year and beyond.

                                     Our biggest driver of medium term revenue acceleration is our five-year $600 million single awardee BPA with the Department of Homeland Security. Obviously this is for the provision of cellular wireless managed services for all DHS component organizations. We recorded initial revenue from this BPA in this second quarter and we expect revenue from this DHS relationship alone to grow quite aggressively over the next four to six quarters.

                                     We've also made measureable progress with our international expansion efforts including the recent acquisition of Softex Communications Ltd. We expect Softex to bring us new synergies in international markets while initially contributing at least $6 million in profitable revenue on an annual basis from its existing customers and relationships with an upside from cross-selling opportunities from our own complementary service offerings, our channel partners and other global market initiatives. This is in addition to testing Softex's data intelligence services business model directly with telecom carriers here in the US.

                                     As a footnote, Softex was originally awarded inclusion in the G-Cloud 5, the latest iteration of the G-Cloud framework, which is the UK government's cloud computing initiative, and it is representative of Softex's focus on UK and other government revenue opportunities.

                                     Our Compass transnational services expansion effort also experienced positive progress during the quarter. With the participation of Softex management, we met with and worked through a process with Compass’s corporate CFO at their global headquarters in the UK to help him better understand the scope and the cost savings that we can provide globally, and that has resulted in a commitment to support and sponsor our growth throughout their organization. We've already received commitments from Italy and Mexico to move forward in coming months and that will be followed by Germany, France and Spain. This is a budgeted high priority effort on Compass' part.

                                     We also gained two new international commercial clients, a global consumer goods company utilizing WidePoint’s business intelligence cloud-based services to support over 300 sites for an initial five-year period, as well as an international offshore drilling company for an initial three-year contract.

                                     Beyond our traditional MMS products and services, we are very excited about our Cert-on-Device security solutions. We launched our secured cloud-based identity as a service Cert-on-Device to deliver secure digital certificates for all types of mobile devices and sensors during the first quarter of this year.

                                     During the second quarter, we successfully loaded secure digital certificates on to a number of individual mobile devices, tablets and operating system platforms. We’re also delivering machine-to-machine digital certificates that support the data and motion.

                                     As of now, we’re already seeing widespread interest across both the government and commercial markets for our capabilities and expertise and expect to see numerous new revenue opportunities arriving from this secured mobile communications capability in future quarters.

                                     We’re currently engaged with leading suppliers and manufacturers of mobile devices to develop smart devices with a secured capability built-in as a ready feature and to expand to accommodate other device operating systems.

                                     As of today, we are working closely with three leading handset manufacturers to embed or Cert-on-Device security offering directly into their OEM equipment smartphone and tablet offerings during the fabrication process. With all that said, we continue to believe that from a strategic positioning viewpoint, we are in the right place at the right time and that our various growth initiatives have clearly demonstrated accelerating traction. We’ve taken the necessary steps to grow the enterprise that will build value in our business and in your equity in the Company for the long-term.

                                     With that as a backdrop, I would like to now turn the call over to Jim McCubbin, WidePoint's CFO to discuss our second quarter financial results. Following Jim’s comments, we will be opening up the call for all your questions and comments. Jim, the floor is yours.

Jim McCubbin:           Thank you, Steve. Hello everyone. Again, thank you for joining our call today. Many of you have been our friends, associates and followers for many years and we’re excited to finally see our business model starting to yield some positive results and trends. I do want to thank you all myself personally. You have been stalwarts of everything we’ve been doing. I know Steve is appreciative as well.

                                     Today in my remarks, I am going to discuss our second quarter financial results and discuss our financial outlook. We have a lot of ground to cover with a myriad of nice accomplishments this past quarter, which should lay the groundwork for improved financial results in the third quarter excluding any tax effects.

                                     Overall, we witnessed revenue increases sequentially and quarter-over-quarter, gross margin increases sequentially, improvements in our operating losses and net losses as compared to our first quarter 2014 augmented by a number of awards in past quarters that should support our continued financial progress.

                                     In the second quarter, we experienced an increase in revenues of approximately 9% to $12.4 million as compared to $11.2 million in the second quarter of 2013 and an increase of approximately 29% compared to the previous first quarter of 2014.

                                     As we stated on our previous quarterly call, we believe that our first quarter revenue was the bottom point for revenue for the year and we expected higher sequential revenues in the second quarter. That has come to pass. Looking into the third quarter, we continue to anticipate increasing sequential growth.

                                     In the second quarter of 2014, we witnessed increasing revenues as compared to the second quarter of 2013 in credentialing services and reselling and other services and a slight decrease in managed services. The slight decrease quarter-over-quarter was attributable to how identity managed services were purchased as a result of a change in prime contractors and their spending on a federal credentialing program. More importantly, sequentially we witnessed growth in all three revenue areas with carrier services increasing 10%, managed services increasing 21% and reselling and other consulting services increasing 95%.

                                     We continue to believe that in the third quarter, we may see some slight increases in carrier services but we are witnessing a lag in this revenue line item as more initial focus has been on managed services, which helps determine carrier services. In the third quarter, we could see a slight to moderate increase depending on how fast we can get a couple of task orders moving into the revenue recognition stage but we should nonetheless see fourth quarter increases in this revenue line item.

                                     In Managed Services, we are anticipating continued growth in this revenue line item as we continue to build our pipeline and start to recognize revenues from this work as a result of both our recent acquisition and internal growth. In reselling and other services that include consulting services, we are also expecting to see further increases as a result of potential federal year end purchasing as well as further growth in our consulting services in assisting our clients and dealing with the many of the IT based issues prevalent today in the marketplace. All in all, our revenue projection at this time still looks positive.

                                     Looking at gross profit for the quarter, gross profit was approximately $3.6 million or 29% of revenues including amortization and depreciation and 32% excluding amortization and depreciation as compared to approximately $3.5 million or 31% and 34% of revenues respectively including and excluding amortization and depreciation in the same period last year.

                                     Sequentially, our gross profit in the first quarter of 2014 was approximately 26% and 28% respectively including and excluding amortization and depreciation as compared to 29% and 32%, which demonstrates improvements sequentially.

                                     Looking out towards the third quarter, we’re looking for some more margin improvements as carrier service growth potentially lags managed services growth. Reselling and other services depending upon the absolute amount of growth could impact that somewhat but that’s a good news event.

                                     Sales and marketing expenses for the quarter was approximately $1 million or 8% of revenues as compared to approximately $900,000 or 8% of revenues in the same period last year. The dollar basis increase in sales and marketing expenses reflects the addition of direct sales staff focused on international business opportunities.

                                     General and administrative expenses for the quarter were approximately $3.7 million or 30% of revenues as compared to approximately $2.4 million or 21% of revenues in the same period last year.

                                     General and administrative expenses for the second quarter of 2013 included a non-cash gain of approximately $400,000 that reflected a reduction in the fair value of contingent obligation as re-measured at the reporting date for acquisition of AGS in last year’s second quarter as compared to our second quarter of 2014.

                                     In the second quarter of 2014, we had approximately $400,000 non-recurring expenses in the second quarter for our recent acquisition of Softex and non-recurring technology development R&D expenses. Excluding the non-recurring cost in the second quarter of 2014, our G&A expenses were $3.3 million and further excluding non-cash share base compensation, our G&A expenses were approximately $3.2 million.

                                     We’ve also further reduced our G&A expenses with some recent cuts to bring into line our financial model and we anticipate our G&A expenses will fall somewhat in the second half of 2014 as both a percentage and absolute amount, unless of course if we are required to accelerate any investments in our Cert-on devices as a result of the marketplace and partner demands, which of course will be a good thing.

                                     So, as a result of these factors along with depreciation expense, interest and tax benefits, the net loss for the quarter was approximately $669,000 compared to a net gain of $139,000 the same period last year. As a result of the anticipated revenue streams we have described today, we believe our financial operating result should continue to improve over the coming quarters without giving in effect to any purchase accounting or related GAAP driven tax issues.

                                     I would also like to point out that sequentially, we did improve our bottom-line and our operating losses as compared to our first quarter of 2014 and we anticipate that we will continue to improve our financial metrics. In the first quarter of 2014, our operating loss excluding amortization and depreciation was approximately $1.2 million as compared to $700,000 in the second quarter excluding the $400,000 in non-recurring expenses and that result falls to approximately $300,000 in the second quarter of 2014.

                                     Next, let’s add in anticipated revenue growth, some G&A cuts to optimize the business model and you can clearly see how our financial model is coming into focus and should demonstrate continued positive growth. Also in closing, we will be on the road in September at the Craig-Hallum conference and we will doing non-deal road shows in Chicago and Minneapolis. If there are any interested meeting with us, that’s out there. If so, please just reach out to Hayden IR or myself.

                                     So, with that Steve, that’s the profile of our second quarter and our outlook for our third quarter. I would like to turn it back to you for closing.

Steve Komar:             Thank you, Jim, very well done. I would like to now open the call to our listener's questions. Operator, if you can assist us by opening the line and then sequencing the questions and comments, that would be much appreciated.

Operator:                    Yes sir, definitely. If you would like to ask a question during today's session, please do so by pressing star, one on your telephone keypad. If you aren't using a speaker phone, please make sure you depress your mute function to allow your signal to reach our equipment. Again, press star, one to ask for questions and we'll pause for a moment to allow everyone the opportunity to signal.

                                     We will take our first question from Mike Malouf with Craig-Hallum Capital Group. Your line is open sir.

Ross Licero:               Hi guys, this is Ross Licero on for Mike. First of all, I just want to say congratulations. It was on a great quarter and solid execution on the DHS contract. That is a really great job.

Steve Komar:             Thank you Ross, we appreciate it.

Ross Licero:               First question actually relates to that. Can you remind me of where you are I guess comprehensively on this contract, and are you on track or ahead of expectations for it?

Jim McCubbin:          Ross, let me handle that. This is Jim McCubbin. One, presently we have about $30 million in funded past quarters in hand. On top of that, if you extrapolate it out over the years with the non-funded portion of that assuming the rollover, we’re sitting with about $68 million of that $600 million spoken for.

                                     On top of that, we have two more RFPs in the hopper and out for two additional components and we just received one more RFP in our hopper on Friday for us to move forward with that one as well. So, it’s starting to come to fruition. Managed services, it seems to be in the lead right now. So, people can determine how much in carrier services that we have.

                                     So, we may see a lag in the carrier services while managed services really kind of get their hands around all the different things with the components, and then you will see a catch-up with the carrier services and then you will see a blended movement forward. So, we’re moving along. I would say we’re maybe a month behind our original expectations but we’re seeing positive results and positive performance and issuances.

Ross Licero:               Okay great. Then switching over to the Cert-on Device, we’ve been doing some work on this and it looks like this could be a pretty big opportunity for you even if you just won one major OEM. Could you give us some color on that and what it would mean for you if you were to win one OEM?

Steve Komar:              Well obviously, that would depend on the OEM, and as we’ve indicated we’re very actively engaged with three at least. We need to be a little cautious about being any more specific than that, but it would be fairly obvious to say that at least one of those is a very strong market leader and that when we’re talking about in terms of market opportunity, if in fact we become an embedded part of their security solution. We’re taking minimally some pretty massive opportunity in terms of devices that would be sold to not only government agencies and employees, but all related individuals either in an enterprise or anywhere else that have access issues associated with their intellectual property and/or their own personal security on those smartphones or tablets.

                                     We also have a couple of initiatives with the other OEM providers that are more specific and against more targeted markets. With all due respects other than making a vague statement that is a very large market opportunity. I don’t think we can put any specifics against it at this point but certainly hope to in the very near future.

Ross Licero:               Okay.

Jim McCubbin:         Ross, these aren’t baked into our numbers right now except we’ve been spending money as everybody can tell to make sure it does come to fruition. This would be for either carriers or OEM producers to sell through two large organizations and we all that know that security and mobility is converging and is an issue, lot of people trying to solve this problem.

                                     It appears, we may possibly have one of the solution sets that helps a lot of large organizations address this and we can do it in conjunction with some stronger partners that could also allow us to scale. For us to really talk about pricing or anything else right now is premature. But nonetheless we’re excited about the potential opportunity.

Ross Licero:               All right. Thank you.

Steve Komar:             Thank you, Ross.

Operator:                   We will take our question from Mike Crawford with B. Riley and Company. Your line is open sir.

Mike Crawford:        Thanks very much. I would like to dig in a little bit into all these inquiries you received in July, one a day, and if you could discuss what convergence cycle for something like that might be from initial inquiry to hot in the pipeline to potentially striking a deal and delivering a solution and earning revenues. Thank you.

Jim McCubbin:          I can address the financial metrics, Mike. Number one, over the last three or four months, we realized about 70 awards plus in general that went from anywhere from the smallest of being a small $2,000 the $5,000 just transaction all the way up to hundreds of thousands and into the low millions for recurring services. Overall, they’ll work for several months and they will – some of them will be immediately recognized and some of them will be recognized over a year or two.

                                     As it goes to the 30 inquiries, we put it out there as a measure of the interest that we realized because of those 30, out there or just the level of interest surprised us and a lot of it had to do with – these are some big and large organizations who are looking for solution sets. Conversion rates, we just – it's too early to say because we’re just starting to really market as efficiently where we can start covering these metrics. The convergence could be months for some to a year or more depending on if they’re government agency or if they’re commercial enterprise. A large number of these inquiries though were commercial in nature.

Mike Crawford:         Okay. Thank you, Jim. I know from your Q that just filed the TSA remains a pretty strong customer, still 17% in June. Is that something that you expect is stable, could increase or might roll off a little bit as you move on to other things?

Jim McCubbin:          As we get into different components, you’re going to see revenue growth broadens, you’re going to see it fall off.

Steve Komar:              I think it's fair.

Mike Crawford:         In absolute value, I am sorry, not in percent.

Jim McCubbin:         Well, absolute. It’s I think very somewhat constant right now and stable and there could be some growth to that. I mean, it’s a pretty large organization and we’ve just barely…

Steve Komar:              It keeps growing.

Jim McCubbin:          Yes.

Steve Komar:              So, the reality is, we don’t see any dilution or attrition in that run rate number. At a minimum, it’s stable and depending on what happens in the future, it may well grow. But it is a semi-saturated marketplace for us, so as far as that particular customer relationship goes, we see growth through ancillary products and services rather than the deployed number of units.

Mike Crawford:         Thank you. Also, I see you’ve done some joint marketing and presentations with some of your MDM and other partners like Xceedium and I’m wondering if there is any particular such partner that's really resonating as a complementary solution to what you’re delivering the clients?

Steve Komar:              Now, the truth of the matter Mike is that we've treated – we've treated ourselves as being agnostic from those relationships and we provide that solution across the board to all the big MDM players and that's worked rather nicely for us. We can customize the solution to the individual needs and desires of both our government and our commercial customers. So, we have chosen not to play actively in that marketplace other than to provide the range of services that the various providers can give us.

Jim McCubbin:          Mike just to put a little color on this, each member that we’re working with is focused on a different vertical and some of the partners are driving the front end and we're supporting and playing a support role. Our channel strategy overall is going to be in supporting some of these players with solution sets and that's what it will be.

                                     We have to tell you that we cherish all the relationships that we’re building right now. They are exceedingly for a pun of words, important to us, and we're excited about working with all of them including some of the new ones that we’re developing right now because they will be a big component part of our success in the future.

Mike Crawford:        Okay. Thank you. Earlier in this call, you also talked about a dramatic increase in the pipeline and backlog, and do you have numbers for either of those you can provide?

Jim McCubbin:          No.

Mike Crawford:         Okay. I know, you haven’t provided?

Jim McCubbin:         Not specific numbers that you’re looking for, right. Yes, I know we have – on DHS we’re at $30 million and funded right now. I know that we have – yes and then we have not – yes, that's unfunded, $30 million is funded and that's growing.

                                     We haven’t really looked at funded backlog and unfunded backlog. We've been looking more task orders and really just starting to build this together. We have put in sales force. We are starting to track all these metrics because they're starting to be broad and wide. So, I think over the coming quarters, we'll have better metrics to track to and report back on. So, this is the beginning of us actually maturing our systems and are reporting back. So, we can cover more and more with you, okay.

Mike Crawford:        Okay. Thank you. And then I have one final question hopefully and it's kind of a complicated one but if you look at your services mix, you have carrier services, which will be lower margin over time and I am wondering if you could frame what margin that might look like for you, and I know if that's going to be hard to do depend on how it comes in and then the same for management services and also the resale and other consulting type services?

Jim McCubbin:          Mike, right now we started reporting on the revenue mix for the first time in the first quarter and second quarter. I am not reporting on specific margins by area because we don't segment by those areas. We are starting to show some revenue growth by revenue areas. We are trying to put the systems in place to start looking at margins specifically but we are not there. Generally, carrier services are lower margins as you know. Managed services are our highest margins followed by reselling being low and more medium are consulting. So, we do have a blend going from anywhere from 3 to 5% to 10% to 30% all the way up to some cases to 95%. We are just not prepared to comment on it besides stating that we have been seeing margins as a blend starting to rise and we continue to see that occurring, especially as our managed services mix continues to increase.

                                     We are concerned a little bit about when we see a bulk of the carrier services come on how that may bring it down a little bit, but from an absolute basis we're going to have a big flow of revenues then and we'll still have bottom line improvements. Then after that happens, the DHS specifically because that's all we're doing it for. We should then see a continued upward trend in margins with managed services, the sticky multiyear services really coming into play.

Mike Crawford:         Okay.

Jim McCubbin:          So, I don't have a specific answer for you yet.

Mike Crawford:         It's still hopeful and directionally the way we're thinking about the business. So thank you very much.

Steve Komar:             Thank you.

Operator:                    As a reminder to our audience, if you would like to ask a question please do so by pressing star, one on your telephone keypad.

Jim McCubbin:          Operator, last call, we had a lot of people who attempted to get online and they could not get online. Could you clarify the instructions on getting online to ask a question again please?

Operator:                    Yes sir, definitely. That is to signal for question star, one, however, if you are using a speaker phone please depress your mute function so that way your signal can reach your equipment. Again press star, one to ask a question. And we'll take our next question from Sam Donaldson, private investor. Sir, your line is open.

Sam Donaldson:        Great continued performance gentlemen and I thank you. I think it's an indication of the decision you made but two, three years ago to spend more money to buy more equipment in a sense but more sales force looking for new acquisitions and I think it's paying off, take the short run hit and the long run profit, and that's what, now want to talk about your international foot that's in this door, there it is the world, I mean think big, you are doing it. One of the big problems now in expanding internationally, and for my sake, I think you should continue to spend more money doing that.

Steve Komar:           Well Sam, thank you very much and although you kind of slipped by it, thanks so much for mentioning our strategy associated with repositioning ourselves and investing. To some extent, that was a little bit painful as we went through it but I do think we are seeing the very beginnings of some pretty big payback on that. So, thank you.

                                     As it relates to our positioning in the international environment, the first thing we do is approach it very humbly because our roots and our history are purely as a domestic Company and I think the worst thing that we can do is move in with an arrogant attitude and underestimate the challenges that are associated in that environment ranging from cultural to regulatory, to business practices.

                                     So, we are proceeding with an element of caution. We did not go out and buy $100 million company in a fine locale, but what we sought out was a strategy that we thought made sense for us, gave us a substantive foothold in this case in the marketplace with geographic expansion into the Mid East and Asia and I think that was the right step for us.

                                    We did it by acquiring not only a stable company and a stable revenue stream, but good clients and a network of major telecommunications providers that we’re comfortable and that we can live with in terms of cross-pollinating our products. We also acquired what I consider to be a very stable and very well managed infrastructure and staff and management, and that to me is a very key part of our being able to launch and leverage and look for other opportunities throughout that marketplace.

                                     We are thinking bigger and bigger and internationally on a regional basis. We are cautious about Asia Pacific and we’ll probably take a different strategy in that marketplace in terms of alliances and partnerships rather than major capital investments into that marketplace. But, we've clearly taken step one and we think at least the step two which is call it European wide presence as well as Middle East and Northern Africa, big step for us, but we will continue to think big and expand our presence.

Jim McCubbin:          Hey Sam.

Sam Donaldson:         Hi Jim

Jim McCubbin:          We've known each other for a long time.

Sam Donaldson:         I recalled the name ZMAX, don't you?

Jim McCubbin:         You and I have been friends for a long time. Let me say, my Scottish roots sometimes just makes it hard to just keep spending and spending and spending. We really have to find a way to find a middle ground and that is what we are trying to do here. Invest in the things that can give us the biggest rewards, try not to be wasteful. Try to be prudent and as Steve says, try to be a penitent man as we approach the marketplace in different cultures.

                                     That is what we are doing, but we are trying to take a balanced approach my friend because we have to. We’re not flushed with cash. We have to make the right decisions and we cannot fail. So, we have to be a little bit cautious in our behaviors.

Sam Donaldson:        Well, and I appreciate that.

Jim McCubbin:          Right.

Sam Donaldson:         Go ahead.

Jim McCubbin:         So, and by the way we also are venturing into hopefully with one of our partners into the Americas as well as an aside. So, we are trying to spread our wings just carefully.

Sam Donaldson:        Well, we don’t know about the Americas, but I understand that Jim and Steve and I think no one is asking you to abandon the domestic pressure here to go around the world. I just thought the future of course is globally and I have no complaint as a person who owns some stock in your being prudent and recalling there is the bottom line and we would like to see the stock price rise. But, I just don't think for this Company that's come so far and gone so many trials and set back thanks to government shut downs and things like that, you are now really stepping out and I think some day this Company is going to be a very, very large one with a very, very big stock price and I think your strategy as I say of spending the money and going forward rather than just sitting and hoping that a little small company will be okay, I think is exactly right and that's all I meant. But yes, be prudent, don't let it all go down the drain and no one asks for humors, certainly not I.

Jim McCubbin:          Thank you, Sam.

Steve Komar:             Thanks very much, Sam. We do appreciate it and you know, I think you know that we are just almost maniacally focused on building and growing this Company and that is what we are going to do, and we appreciate your patience and tolerance in staying with us until we get there.

Sam Donaldson:        Well, I will stay with you till the end whenever that is and still I am reasonably good health, so it could be a long time, bye, bye.

Steve Komar:             Great to hear, bye, bye.

Operator:                   We'll take our next question from Jon Merchant, a private investor. Sir, your line is open.

Jon Merchant:           I guess a follow-up to the question Sam had was, you’ve used part of your shelf, is there a plan to use the other half, a follow-up to that I guess – there is a couple of other questions I have, but I'll let you answer that one first.

Jim McCubbin:         John, this is Jim McCubbin. Since it's a financial matter, I guess I will address it. One, we're shareholders. We try to align ourselves with the shareholders. As a policy, we've only raised money be it equity and/or debt when we could buy or invest in something that would have a return for us as shareholders. That has been a guiding principle. No one can forget that. We are not here to waste resources okay, and we won't.

                                     We raised $12.5 million because we had something specific to do with it. One, buy Softex, which we believe will be a valuable component to this business and will make us all money as shareholders. Two, we raised some additional money to bolster our working capital in support of the DHS award and our ability to fund some of the upfront development cost of Cert-on-Device. They are both things that we believe can generate income and revenues for this Company in the future. There was specific uses. If and when we pull down the $12.5 million left on the shelf, it will be because of that guiding principle, that we have something that we can make money as shareholders for collectively that will be a good news event, not a bad news event. To date, historically we've never raised money, ever, just to augment either our livings, our salaries or our expenses, but to invest in this Company and make a return for all investors, one and all the like.

Jon Merchant:           Thank you very much for that answer. The next question what is the vision that you see going forward? Are you lifecycle management or are you hardware certificates, security you see there are lot of irons in the fire and I am just trying to see if – you seem to have alluded to lifecycle as being the one that was the money maker right now, are you acquiring the new companies and training the new sales staff to sell what the money maker is or are the sales staff at the new companies is continuing to sell what they’ve always sold and you’re just using their contacts. I am just trying to get a handle on what you are doing.

Steve Komar:            Sure. Understood, understood and that’s a pretty broad ranging question, but let me try to respond. Number one is – perhaps my first response will be sort of a mechanical one which is relating to the sales force. We’ve pretty much reconstituted build and regenerated our sales resources and capabilities over the last year and a half or two.

                                     We have a new set of rules. People are focused on not only opportunities to bring in sales but to do so in a profitable prioritized basis and that’s clearly the focus of our whole organization. As it relates, as it relates to us as a Company, yes, managed services, lifecycle management clearly is an attractive marketplace for us. It allows us to grow with profitable margins and revenues and we have a unique positioning right now in at least a couple of markets in terms of our call it preferred competitive position.

                                     So, there’s every reason in the world to continue to try and leverage that and we will. We’ve always characterized ourselves as a broader Company, broader in scope. So yes, building and focusing on that base, if other opportunities come up and they are opportunities that are attractive in terms of return to the Company and to the shareholder, yes, we’ll pursue those. We won’t pursue them out of bounds, so we have this general concept in terms of our information technology related opportunities, our focus on both mobile communications and securitized solutions and that’s where our focus will stay.

                                    The only thing that we will do is look for incremental opportunities under that umbrella, and I think that’s frankly our, both our medium and perhaps even very, very long-term focus right now. I don’t know whether it is our long, long-term focus. It may change. It may modify according to markets and opportunities. But it's certainly our short and medium term focus and we haven’t deviated from it. So, I hope that’s an adequate answer for you.

Jon Merchant:          Right. Well thank you very much.

Steve Komar:            You’re welcome.

Operator:                   We will take our next question from John Harrell with Harrell & Associates. Your line is open.

Jim McCubbin:          Hi John.

John Harrell:             You’ve already partially answered my question, but with remainder of the shelf around $13 million. Do you plan on needing more capital with regards to your 2015 build out and/or do you plan on using it for an acquisition like you just completed?

Jim McCubbin:         John, we don’t really have anything to comment on right now. If an acquisition that came along that fit and would add value to the enterprise, we could potentially use it, okay. But, we’re not focused on that this second, okay?

                                     Two, as it goes to the build out, we’re funded right now within our working capital of a little over $2 million, $2.3 million of debt is already factored into that for the next year. So, we really have closer to $4 million and EBIDTA should start going neutral then positive and generating.

                                     Now, if we do run into an event where a partner or an OEM or somebody wants us to do something much larger and the investment will yield a great ROI force, I will leave that question to you. I am assuming you would want us to do it and take it down because in not doing it, we would give up the opportunity. So, any time we look at raising money, we look at how we can make money as shareholders first and foremost. That’s why I presented the guiding principle that we follow.

John Harrell:            Okay, thanks for that and—I appreciate that and you’ve got two analysts currently following the stock at –your run rate next year, December 2015, year ending December 2015 of $80 million and $0.10 EPS? How does that look right now?

Jim McCubbin:         Right now we’re tracking to their second quarter and we exceeded their second quarter estimates. Third quarter is looking close. I mean, we don’t want to comment but we are seeing growth and we’re in a nice trajectory.

                                     Time will tell how 2015 plays out. If everything plays out well, ‘15 should play out well as well. I don’t want to speak to ‘15 yet because the geopolitical world right now, God knows what will happen.

                                     I don't want to jinx us because things are going well for us right now. We're making a lot of good decisions. If things continue, right now we're tuning the engine. Think of it that way, we're tuning the engine on WidePoint, and when all the cylinders really come into focus and really are running on all eight, it's going to be a beautiful thing.

John Harrell:             Okay. I appreciate it. Thanks.

Steve Komar:              Thank you.

Operator:                    This does conclude our question-and-answer session. I would like to turn it back over to our presenters for any additional or closing remarks.

Steve Komar:              Thanks Operator. Obviously, we have taken all the requests and Operator, we thank you for your assistance. All I can say in closing is we're extremely positive about our expectations for the second half of the year, and beyond and of course the further diversification of our revenues and positive impact of both our DHS and HHS awards.

                                     All we can tell you is the Management of your Company is focused on and dedicated to building the business for the future and to maximizing shareholder value. So, until we speak again, we thank you very much for your continued interest and support and please be sure to have a great evening. Thank you very much.

Operator:                    As a reminder, this does conclude today's conference. We appreciate everyone's participation.